Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No.149 and Amendment No.150 to the Registration Statement on Form N-1A of Investment Managers Series Trust III regarding the Prospectus and Statement of Additional Information of FPA Global Allocation ETF, a series of Investment Managers Series Trust III.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

May 22, 2026